Exhibit (c)(5)

 Discussion Materials  Project OptimusPrime  October 18, 2022

 New vs. Previous Management Finance Case Comparison  ($ in millions)  Revised OptimusPrime Management Finance Case includes August 2022 results and FX-related updates for 2022F+  Source: Company financials

 Financial Overview – Historical & Updated Management Finance Case (10/12/2022)  ($ in millions)  Source: Company financials

 New Growth Products  Total Revenue and Adj. EBITDA Margin over time  Long-Term Growth is Heavily Reliant on Success of New Growth Products   ($ in millions)  Source: Company financials   Notes: Financials per management finance case   (1) Core Products includes SmartFresh Apple, SmartFresh Diversification, Harvista, Ornamentals, Landspring, Conventional Fungicides, Disinfectants, Coatings (Teycer Originals) and Control Tec; (2) New Growth Products includes Novel Antimicrobials, Novozymes Biologics, VitaFresh Botanicals and Digital; (3) New Growth Products EBITDA includes product-level gross profit, Novozymes Opex and allocated Opex (excl. Novozymes), D&A and adjustments by percentage of revenue  Revenue Growth  5-Year CAGR   17A – 22E  5-Year CAGR   22E – 27E  10-Year CAGR   22E – 32E  Consolidated  Current (10/12)  0%  11%  11%  Prior (09/03)  1%  10%  11%  Core Products(1)  Current (10/12)  7%  5%  Prior (09/03)  6%  4%  New Growth Products(2)  Current (10/12)  91%  59%  Prior (09/03)  89%  58%  (2)  Core Products  Adj. EBITDA Margin  % of EBITDA from New Growth Products  (2)(3)  Prior case (09/03) revenue and Adj. EBITDA margin  $176  38%  $186  37%  $199  36%  (1)

 Updated Valuation Summary  Current Share   Price: $1.60  Source: Company financials  Notes: Share price as of 10/10/2022   Comparable Companies multiple ranges derived by applying approximate difference in EV / EBITDA between AgroFresh and peers since Paine Schwartz’s preferred equity investment in 2020; liquidation preference assumes 50% cash / 50% PIK split for future preferred stock dividends (vs. option to elect 67.5% cash / 32.5% PIK split) based on management assumptions   (1) Broker price targets represent 12-month targets; prices discounted 12 months from date of publication to 10/10/2022; assumes cost of equity of 18.0%  Highly preliminary & confidential – Illustrative Analyses for Discussion  (1)  Valuation update based on revised management projections received 10/12/2022  $1.96  $2.61  $4.35  $3.89  10/10 Offer   Price: $2.85  $0.03  NM  Convertible Preferred valued at 2.0x MOIC for all enterprise value-based valuation methodologies

Preliminary

5 Year LBO – Paine Schwartz Partners vs. Traditional Sponsor

Assumes Offer Price of $2.85 per Share and 8.5x Exit Multiple

($ in millions)

PAINE SCHWARTZ PARTNERS LBO (RETURNS INCLUSIVE OF ORIGINAL CONVERTIBLE PREFERRED INVESTMENT)

	FY2022E	FY2023E	FY2024E	FY2025E	FY2026E	FY2027E
Revenue		$177.9	$195.3	$220.5	$251.6	$286.7
% Growth		*6.6%*	*9.8%*	*12.9%*	*14.1%*	*13.9%*
Adj. EBITDA		$63.6	$69.3	$80.1	$93.9	$112.8
% Margin		*35.7%*	*35.5%*	*36.3%*	*37.3%*	*39.3%*
Free Cash Flow		$26.3	$31.6	$38.0	$48.2	$64.4
Cash - End of Year	$10.0	$10.0	$10.0	$10.0	$10.0	$10.0
Debt - End of Year	$248.3	$222.0	$190.5	$152.4	$104.2	$39.8
Debt / LTM Adj. EBITDA	4.0x	3.5x	2.7x	1.9x	1.1x	0.4x

Initial Preferred Investment (Q3 2020)	($147.8)
Cumulative Cash Preferred Dividends Through Q4 2022	33.2
New Sponsor Equity	(124.8)

Exit Enterprise Value	$958.5
Exit Equity Value to Sponsor	882.2
IRR / MOIC	20.0% / 3.2x

TRADITIONAL SPONSOR LBO[1]

	FY2022E	FY2023E	FY2024E	FY2025E	FY2026E	FY2027E
Revenue		$177.9	$195.3	$220.5	$251.6	$286.7
% Growth		*6.6%*	*9.8%*	*12.9%*	*14.1%*	*13.9%*
Adj. EBITDA		$63.6	$69.3	$80.1	$93.9	$112.8
% Margin		*35.7%*	*35.5%*	*36.3%*	*37.3%*	*39.3%*
Free Cash Flow		$26.3	$31.6	$38.0	$48.2	$64.4
Cash - End of Year	$10.0	$10.0	$10.0	$10.0	$10.0	$10.0
Debt - End of Year	$248.3	$222.0	$190.5	$152.4	$104.2	$39.8
Debt / LTM Adj. EBITDA	4.0x	3.5x	2.7x	1.9x	1.1x	0.4x

New Sponsor Equity	($371.8)

Exit Enterprise Value	$958.5
Exit Equity Value to Sponsor	882.2
IRR / MOIC	18.9% / 2.4x

Highly Preliminary – Illustrative Analyses for Discussion

P / W / P
PERELLA WEINBERG PARTNERS

Sources: Company financials
Notes: Utilizes management cash and debt projections as of 12/31/2022; financials per management finance case
(1) Includes estimated breakage costs of ~$81M as of 12/31/2022

6

Preliminary

Illustrative PSP Returns

Returns based on initial Convertible Preferred investment plus subsequent 5-year LBO

($ in millions)

COMPONENTS OF PAINE SCHWARTZ PARTNERS ILLUSTRATIVE RETURNS

	FY 2020		FY 2021				FY 2022				FY 2027
	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	
Initial Pref. Investment[1]	($147.8)										
Cash Preferred Dividends[2]	$2.2	$3.0	$3.0	$3.1	$3.9	$4.0	$4.0	$3.3	$3.3	$3.4	
LBO Purchase Equity										($124.8)	
LBO Exit Equity[3]											$882.2
IRR / MOIC											20.0% / 3.2x

PSP incremental investment required for take-private (assuming $2.85 offer price and 4.0x PF leverage); assumes no debt refinancing

Highly Preliminary – Illustrative Analyses for Discussion

IRR / MOIC SENSITIVITY

Purchase Price Premium / Implied Adj. EBITDA Multiple
Implied Offer Price

Exit Adj. EBITDA Multiple	46.9% / 8.3x **$2.35**	62.5% / 8.5x **$2.60**	78.1% / 8.8x **$2.85**	87.5% / 8.9x **$3.00**	96.9% / 9.0x **$3.15**
8.00x	20.3% / 3.4x	19.6% / 3.2x	18.8% / 3.0x	18.4% / 2.9x	18.0% / 2.9x
8.25x	20.9% / 3.5x	20.1% / 3.3x	19.4% / 3.1x	19.0% / 3.0x	18.6% / 3.0x
8.50x	21.5% / 3.6x	20.7% / 3.4x	**20.0% / 3.2x**	19.5% / 3.1x	19.1% / 3.0x
8.75x	22.0% / 3.7x	21.3% / 3.5x	20.5% / 3.3x	20.1% / 3.2x	19.7% / 3.1x
9.00x	22.5% / 3.8x	21.8% / 3.6x	21.1% / 3.4x	20.6% / 3.3x	20.2% / 3.2x

KEY COMMENTARY

- PSP will have earned a ~16% IRR on its Convertible Preferred investment alone, assuming exit at 2022 year-end
- PSP's total IRR (factoring in original Convertible Preferred investment) is slightly lower than the standalone LBO IRR given the lower returns of the convertible preferred

P / W / P
PERELLA WEINBERG PARTNERS

Sources: Company financials, FactSet, Capital IQ as of 10/10/2022
Notes: Financials per management finance case
(1) Includes OID
(2) 16% total interest rate on Convertible Preferred, broken out by 8% cash dividend / 8% PIK, 9% cash dividend / 7% PIK and 8% cash dividend / 8% PIK for FY2020, FY2021, and FY2022, respectively
(3) Reflects 8.5x EV / EBITDA exit multiple

7

 7.0x Assumed Multiple  9.0x Assumed Multiple  Discounted Future Share Price Sensitivity(1)  Present Value of Future Share Price (Status Quo w/ No Breakage Costs)Convertible Preferred Valued at Face Value  Source: Company financials   Notes: Revenue miss haircuts management finance case total revenue from 2023E to 2027E, holds gross margin (%) and OpEx costs ($) constant versus management case; assumes existing debt is refinanced in the same amount at its maturity in 2024   (1) Assumes valuation date of 12/31/2022; uses current FDSO, NCI, market capitalization and EV; assumes cost of equity of 18.0%; Convertible Preferred taken at face value in status quo scenario (i.e., no breakage costs included)  Adjusted EBITDA Margin  Mgmt. Finance Case  37%  36%  35%  36%  37%  39%  10% Revenue Miss  37%  32%  32%  33%  34%  36%  10% Revenue Miss  Mgmt. Finance Case  Highly preliminary & confidential – Illustrative Analyses for Discussion

 High Breakage Costs Associated with Near-term Series B Refinancing  Source: Company financials  Notes: Assumes existing debt is refinanced in the same amount at its maturity in 2024   (1) Based on 56.3M diluted shares outstanding; Future Share Prices are not discounted to present  Growth of Equity Value Over time @ 7.0x EV / EBITDA  Implied Future Share Price(1)  Net Debt  Convert. Pref.  Equity  ($ in millions)  Convertible preferred continues to dilute to common shareholders over time  Highly preliminary & confidential – Illustrative Analyses for Discussion

 Analysis at Various Share Prices  Source: FactSet and Capital IQ as of 10/10/2022, Company filings, Company financials  Notes: (1) Represents change of control amount for Paine Schwartz Partners convertible preferred equity; liquidation preference assumes 50% cash / 50% PIK split for future preferred stock dividends (vs. option to elect 67.5% cash / 32.5% PIK split) based on management assumptions   (2) Multiples in AVP reflect convertible preferred at liquidation preference, assuming 2.0X MOIC  ($ in millions, except share price)  Highly preliminary & confidential – Illustrative Analyses for Discussion  (1)  (2)  (2)

 Potential Private Equity and Strategic Buyers  Observations On Market environment and current trends  Focus on reduction of food waste / conservation of resources  Changing dietary trends towards fresh fruit and produce  Increasing supply chain risks and disruptions  Increasing demand for data in terms of traceability, quality and food safety   Strategics  Potential buyers  Sponsors

 Appendix

 commentary  Convertible Preferred Accretes Over Time Through PIK Interest  Dividend Rates  16% per annum, of which 50% is payable in cash and 50% is payable in kind for the first year after the closing date, after which 50% will be payable in cash, 37.5% will be payable in kind and 12.5% will be payable in cash or in kind at the company’s discretion (management model assumes 50% cash and 50% PIK in forecast period)  PSP has the right to appoint an additional member to the Board commensurate with their as-converted ownership stake   If PSP has over 50% of Directors on the Board and Dow owns at least 20% of AgroFresh’s as-converted common stock, Dow has the right to designate an additional member to the Board  There is also one share of Series A Preferred Stock owned by Dow, entitling Dow to appoint one director to the Board   Source: Company filings  Notes: (1) Assumes preferred stock is converted at a conversion price of $5.00 and the amount of shares outstanding remains constant from Q2 2022   (2) Reflects the average for the year, with a 10% cash dividend rate for Q3 2021, Q4 2021 and Q1 2022  ($ in millions)  In a status quo scenario, Paine Schwartz’s ownership, on an as-converted basis, is expected to cross 50% by Q1 2028  (1)  (2)  (2)  Highly preliminary & confidential – Illustrative Analyses for Discussion

 Precedent Premia Analysis  Analysis for U.S. companies acquired since October 2020 indicates targets receiving higher premia the steeper the discount to 52-week high  Highly preliminary & confidential – Illustrative Analyses for Discussion  Source: FactSet as of 10/10/2022  Notes: Unaffected premiums shown for acquisitions since 10/10/2020 with a transaction value between $100M – $3B and targets in the United States; excludes MOEs and transactions with targets industries of Energy, Insurance, Mining, Oil & Gas, REITs, Railroads, and Utilities   The Company is currently trading at 69% of its 52W High   (1) % of 52W High reflects share price as of unaffected date divided by 52W High as of unaffected date    (2) Reflects acquisitions where the target was acquired at a greater than 100% premium to its share price as of unaffected date

 Limited estimates available 2024E+; only 1 broker available  P&L Comparison: Consensus Estimates vs. Management Finance Case  Source: FactSet and Capital IQ as of 10/10/2022, Company filings, Company financials  Notes: (1) Broker estimates as of 10/10/2022  ($ in millions)

Preliminary

Historical Valuation Multiples

EV / NTM EBITDA – SINCE JANUARY 2019

	EV / NTM EBITDA				
Average	OptimusPrime	AgChem / AgTech	High Value Specialties	Food Safety / Security	Large AgChem
3-Month	7.1x	10.4x	19.0x	12.6x	6.9x
6-Month	7.1x	10.8x	19.7x	14.3x	7.1x
12-Month	7.2x	11.0x	21.6x	17.4x	7.3x
24-Month	7.5x	11.6x	22.4x	21.7x	8.0x
36-Month	7.5x	11.4x	21.8x	23.4x	8.2x

OptimusPrime EV / NTM EBITDA High Since Jan-19: 9.2x

OptimusPrime EV / NTM EBITDA Low Since Jan-19: 6.7x


35.0x
30.0x
25.0x
20.0x
15.0x
10.0x
5.0x
0.0x
Jan-19
Jul-19
Jan-20
Aug-20
Feb-21
Sep-21
Mar-22
Oct-22
High Value Specialties 17.3x
AgChem / AgTech 9.9x
Food Safety / Security 8.7x
OptimusPrime 7.0x
Large AgChem 6.9x

P / W / P
PERELLA WEINBERG PARTNERS

Source: FactSet as of 10/10/2022

Notes: High Value Specialties includes Croda, Chr Hansen, Balchem and Novozymes; Large AgChem includes Nutrien, Mosaic, FMC Corp, CF Industries, Dow, Bayer, Corteva, BASF, Nufarm and UPL Limited; AgChem / AgTech includes FMC Corp, Scotts Miracle-Gro, Bioceres and American Vanguard; Food Safety / Security includes Ecolab, Sotera, Diversey and Neogen

16

 Relative Stock Price Performance vs. Peers  Source: Capital IQ as of 10/10/2022  Notes: High Value Specialties includes Croda, Chr Hansen, Balchem and Novozymes; Large AgChem includes Nutrien, Mosaic, FMC Corp, CF Industries, Dow, Bayer, Corteva, BASF, Nufarm and UPL Limited; AgChem / AgTech includes FMC Corp, Scotts Miracle-Gro, Bioceres and American Vanguard; Food Safety / Security includes Ecolab, Sotera, Diversey and Neogen   (1) Reflects performance since 06/18/2018   (1)  Share Price performance indexed to Company Since January 2019

 Public Comparable Companies Analysis  Source: FactSet and Capital IQ as of 10/10/2022, company financials  Notes: Metrics are based on calendar year financials; EV / Revenue, EV / EBITDA, and P / E multiples greater than 50.0x, 75.0x, and 100.0x   respectively are considered “NM”. Negative multiples are considered “NM”. “NA” indicates that a value was not available  ($ in millions, except per share values)

 Select Comparable Companies Operational Benchmarking  CY2022E Ebitda margin  Source: FactSet and Capital IQ as of 10/10/2022  Notes: Metrics are based on calendar year financials; Debt / LTM EBITDA and Net Debt / LTM EBITDA multiples with negative EBITDA are considered “NM.” “NA” indicates that a value was not available; Large AgChem includes Bayer, Nutrien, Corteva, BASF, Dow, CF Industries, Mosaic, FMC Corp, UPL Limited, and Nufarm     CY2021A – CY2023E Revenue CAGR  CY2022E Gross margin  AgChem Tech  High Value Specialties  Food Safety / Security

 Select Precedent Transactions  Source: Company filings, Moody’s, press releases  Notes: (1) Reflects forward multiple due to data availability   (2) Assumes 25% EBITDA Margin per JBT Investor Presentation  Highly preliminary & confidential – Illustrative Analyses for Discussion  (1)  (1)  (1)  (2)  (1)  (1)

Preliminary

Leveraged Buyout Analysis – 5 Year Illustrative PSP Returns (No Breakage Costs)

($ in millions)

TRANSACTION ASSUMPTIONS

- Illustrative transaction close: 12/31/2022
- Offer price of $2.85 per share (78.1% premium)(1)
  - Implied EV: $544M(2)
  - Implied EV / LTM FY22E Revenue: 3.3x
  - Implied EV / LTM FY22E Adj. EBITDA: 8.8x
- Minimum Operating Cash – $10M
- Total Transaction Debt – $248M
  - 4.0x Term Loan at 9.0% interest rate and 1.0% annual amortization
- Exit – End of FY2027E (5-Year Hold)
  - Exit Value – $959M (8.5x LTM Adj. EBITDA)
- Assumes 5% management incentive plan
- Tax Rate – 21%; assumes zero taxes when EBT is negative
- Excludes transaction expenses
- Assumes balance sheet from management projections as of 12/31/2022

SOURCES AND USES

Sources of Funds		
New Term Loan	$248	41.1%
New Sponsor Equity	298	49.3%
Cash on Balance Sheet	58	9.6%
Total Sources	**$604**	**100.0%**

Uses of Funds		
Purchase of Equity	$161	26.6%
Existing Debt	260	43.1%
Preferred Stock Buyout (3)	173	28.7%
Transaction Expenses	-	-%
Minimum Cash	10	1.7%
Total Uses	**$604**	**100.0%**

Highly Preliminary – Illustrative Analyses for Discussion

IRR / MOIC SENSITIVITY

Purchase Price Premium / Implied Adj. EBITDA Multiple
Implied Offer Price

Exit Adj. EBITDA Multiple	46.9% / 8.3x **$2.35**	62.5% / 8.5x **$2.60**	78.1% / 8.8x **$2.85**	87.5% / 8.9x **$3.00**	96.9% / 9.0x **$3.15**
8.00x	25.2% / 3.1x	23.9% / 2.9x	22.7% / 2.8x	22.0% / 2.7x	21.3% / 2.6x
8.25x	25.9% / 3.2x	24.7% / 3.0x	23.5% / 2.9x	22.8% / 2.8x	22.1% / 2.7x
8.50x	26.7% / 3.3x	25.4% / 3.1x	**24.2% / 3.0x**	23.5% / 2.9x	22.9% / 2.8x
8.75x	27.5% / 3.4x	26.2% / 3.2x	25.0% / 3.0x	24.3% / 3.0x	23.6% / 2.9x
9.00x	28.2% / 3.5x	26.9% / 3.3x	25.7% / 3.1x	25.0% / 3.1x	24.3% / 3.0x

ABILITY TO PAY SENSITIVITY (OFFER PRICE / PREMIUM(1))

Required IRR

Exit Adj. EBITDA Multiple	20.0%	22.5%	25.0%	27.5%	30.0%
8.00x	$3.47 / 116.9%	$2.89 / 80.7%	$2.38 / 48.7%	$1.92 / 20.3%	$1.52 / (5.0%)
8.25x	$3.66 / 128.9%	$3.06 / 91.5%	$2.53 / 58.4%	$2.07 / 29.1%	$1.65 / 3.0%
8.50x	$3.85 / 140.8%	$3.24 / 102.3%	**$2.69 / 68.2%**	$2.21 / 37.9%	$1.78 / 11.0%
8.75x	$4.04 / 152.7%	$3.41 / 113.0%	$2.85 / 77.9%	$2.35 / 46.7%	$1.90 / 19.0%
9.00x	$4.24 / 164.7%	$3.58 / 123.8%	$3.00 / 87.6%	$2.49 / 55.6%	$2.03 / 27.0%

Sources: Company financials, FactSet and Capital IQ as of 10/10/2022
Notes: Financials per management finance case
(1) Premium to current share price of $1.60 as of 10/10/2022
(2) Utilizes management cash, debt and convertible preferred equity projections as of 12/31/2022
(3) Represents management projections as of 12/31/2022

P / W / P
PERELLA WEINBERG PARTNERS

21

 Leveraged Buyout Analysis – 5 Year Illustrative PSP Returns (No Breakage Costs) (Cont’d)  ($ in millions)  Financial summary  CREDIT STATISTICS  Net Debt / LTM Adj. EBITDA  Sources: Company financials  Note: Fiscal year ends Dec. 31; Financials per management finance case   (1) 2022E-2026E amortization sourced from Q2 2022 10-Q estimated annual amortization schedule; 2027E amortization assumed to grow by (0.5%)  Highly preliminary & confidential – Illustrative Analyses for Discussion  (1)

Preliminary

Discounted Cash Flow Analysis – Management Finance Case

($ in millions)

CORE UNLEVERED FREE CASH FLOWS

	Standalone Unlevered Free Cash Flows										
	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E
Revenue	$164.8	$172.8	$182.3	$199.1	$216.7	$233.6	$245.4	$255.3	$261.5	$264.7	$268.1
% Growth	*(0%)*	*5%*	*5%*	*9%*	*9%*	*8%*	*5%*	*4%*	*2%*	*1%*	*1%*
Adj. EBITDA	62.5	64.7	66.8	74.1	80.9	88.5	92.3	95.0	94.6	92.4	89.4
% Margin	*38%*	*37%*	*37%*	*37%*	*37%*	*38%*	*38%*	*37%*	*36%*	*35%*	*33%*
Less: D&A (1)	(45.0)	(44.1)	(41.5)	(40.5)	(39.0)	(37.4)	(35.7)	(33.6)	(31.4)	(29.4)	(27.7)
Adj. EBIT	$17.4	$20.6	$25.2	$33.7	$41.8	$51.0	$56.6	$61.4	$63.1	$63.0	$61.7
Less: Stock-Based Comp	(4.7)	(4.8)	(4.7)	(4.7)	(4.6)	(4.5)	(4.3)	(4.1)	(3.9)	(3.7)	(3.5)
Less: Taxes	(2.7)	(3.3)	(4.3)	(6.1)	(7.8)	(9.8)	(11.0)	(12.0)	(12.4)	(12.5)	(12.2)
Net Operating Profit After Tax	$10.1	$12.5	$16.2	$22.9	$29.4	$36.8	$41.3	$45.3	$46.8	$46.9	$46.0
Plus: D&A (1)	45.0	44.1	41.5	40.5	39.0	37.4	35.7	33.6	31.4	29.4	27.7
Less: Total CapEx	(4.3)	(5.0)	(5.3)	(5.7)	(6.1)	(6.4)	(6.5)	(6.5)	(6.4)	(6.2)	(6.6)
Less: (Increase) / Decrease in NWC (2)	(4.4)	(5.6)	(7.4)	(10.6)	(12.5)	(13.3)	(12.2)	(13.1)	(12.6)	(11.6)	(11.2)
Unlevered Free Cash Flow	$46.4	$46.0	$45.1	$47.1	$49.8	$54.4	$58.2	$59.2	$59.2	$58.4	$55.9
% of Year Remaining	*25%*	*100%*	*100%*	*100%*	*100%*	*100%*	*100%*	*100%*	*100%*	*100%*	*100%*
Remaining Cash Flows	$11.6	$46.0	$45.1	$47.1	$49.8	$54.4	$58.2	$59.2	$59.2	$58.4	$55.9
Discount Factor (15.0% WACC)	0.98x	0.90x	0.78x	0.68x	0.59x	0.51x	0.45x	0.39x	0.34x	0.29x	0.26x
PV of Remaining Cash Flows	$11.4	$41.4	$35.3	$32.1	$29.5	$28.0	$26.1	$23.0	$20.0	$17.2	$14.3

NEW PRODUCTS UNLEVERED FREE CASH FLOWS

	Standalone Unlevered Free Cash Flows										
	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E
Revenue	$2.1	$5.1	$13.1	$21.4	$34.9	$53.1	$75.5	$105.4	$140.7	$179.2	$219.5
% Growth	*173%*	*142%*	*156%*	*64%*	*63%*	*52%*	*42%*	*40%*	*33%*	*27%*	*23%*
Adj. EBITDA	(0.1)	(1.2)	2.5	6.0	13.0	24.3	36.6	54.3	75.4	99.2	124.5
% Margin	*(4%)*	*(23%)*	*19%*	*28%*	*37%*	*46%*	*48%*	*52%*	*54%*	*55%*	*57%*
Less: D&A (1)	(0.6)	(1.3)	(3.0)	(4.3)	(6.3)	(8.5)	(11.0)	(13.9)	(16.9)	(19.9)	(22.6)
Adj. EBIT	($0.7)	($2.5)	($0.5)	$1.7	$6.8	$15.8	$25.6	$40.4	$58.5	$79.3	$101.9
Less: Stock-Based Comp	(0.1)	(0.1)	(0.3)	(0.5)	(0.7)	(1.0)	(1.3)	(1.7)	(2.1)	(2.5)	(2.9)
Less: Taxes	0.2	0.5	0.2	(0.2)	(1.3)	(3.1)	(5.1)	(8.1)	(11.8)	(16.1)	(20.8)
Net Operating Profit After Tax	($0.6)	($2.1)	($0.6)	$0.9	$4.8	$11.7	$19.2	$30.6	$44.6	$60.7	$78.2
Plus: D&A (1)	0.6	1.3	3.0	4.3	6.3	8.5	11.0	13.9	16.9	19.9	22.6
Less: Total CapEx	(0.1)	(0.4)	(0.6)	(0.9)	(1.4)	(2.0)	(2.7)	(3.5)	(4.3)	(5.1)	(5.4)
Less: (Increase) / Decrease in NWC (2)	(0.1)	(0.2)	(0.5)	(1.1)	(2.0)	(3.0)	(3.8)	(5.4)	(6.8)	(7.9)	(9.2)
Unlevered Free Cash Flow	($0.2)	($1.3)	$1.2	$3.2	$7.6	$15.2	$23.7	$35.5	$50.4	$67.6	$86.3
% of Year Remaining	*25%*	*100%*	*100%*	*100%*	*100%*	*100%*	*100%*	*100%*	*100%*	*100%*	*100%*
Remaining Cash Flows	($0.0)	($1.3)	$1.2	$3.2	$7.6	$15.2	$23.7	$35.5	$50.4	$67.6	$86.3
Discount Factor (15.0% WACC)	0.98x	0.89x	0.76x	0.65x	0.55x	0.47x	0.41x	0.35x	0.30x	0.25x	0.22x
PV of Remaining Cash Flows	($0.0)	($1.1)	$0.9	$2.1	$4.2	$7.2	$9.6	$12.3	$14.9	$17.1	$18.7

COMBINED TERMINAL VALUE BUILD AND VALUATION

Core Terminal Value Build	
Forward Terminal Cash Flow	$56.4
Growth Rate	1.0%
WACC Less Growth Rate	14.0%
Terminal Value	**$402.9**
Implied Exit EBITDA Multiple	4.5x
Discount Factor	0.26x
Present Value of Terminal Value	**$103.1**
Core Valuation	
Present Value of Cash Flows	$278.3
Present Value of Terminal Value	103.1
Enterprise Value	**$381.4**
Terminal Value as a % of Enterprise Value	*27.0%*
New Products Terminal Value Build	
Forward Terminal Cash Flow	$88.9
Growth Rate	3.0%
WACC Less Growth Rate	14.0%
Terminal Value	**$635.1**
Implied Exit EBITDA Multiple	5.1x
Discount Factor	0.22x
Present Value of Terminal Value	**$137.3**
New Products Valuation	
Present Value of Cash Flows	$85.9
Present Value of Terminal Value	137.3
Enterprise Value	**$223.3**
Terminal Value as a % of Enterprise Value	*61.5%*
Combined Valuation	
Core Enterprise Value	$381.4
New Products Enterprise Value	223.3
Combined Enterprise Value	**$604.6**
Plus: Cash	51.5
Less: Debt	(262.3)
Less: Convertible Preferred at Liquidation Preference (3)	(247.0)
Less: Non-Controlling Interest	(7.4)
Equity Value	**$139.5**
Diluted Shared Shares Outstanding	56.3
Implied Share Price	**$2.48**
% Premium / (Discount) to Current	55%

Highly Preliminary – Illustrative Analyses for Discussion

Sources: Company financials, FactSet as of 10/10/2022

Notes: Assumes valuation date as of 09/30/2022; assumes tax rate of 21.0%; fiscal year ends Dec. 31; WACCs of 15.0% and 17.0% utilized for Core and New Products respectively; perpetuity growth rates of 1.0% and 3.0% utilized for Core and New Products, respectively; D&A, SBC, and change in NWC allocated based on in-year sales contribution; CapEx allocated based on forward year sales contribution (excl. 2032E)

(1) 2022E-2026E amortization sourced from Q2 2022 10-Q estimated annual amortization schedule; 2027E-2032E amortization assumed to decrease by (0.5%) each year

(2) Change in NWC as a % of change in revenue held constant from 2027E

(3) Liquidation preference assumes 50% cash / 50% PIK split for future preferred stock dividends (vs. option to elect 67.5% cash / 32.5% PIK split) based on management assumptions

P / W / P
PERELLA WEINBERG PARTNERS

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Discounted Cash Flow Analysis – Management Finance Case (Cont’d)  Enterprise Value Sensitivity – Combined  Implied Share Price Sensitivity  Enterprise Value Sensitivity – Core  Enterprise Value Sensitivity – New Products  ($ in millions)  Sources: Company financials  Notes: Assumes valuation date as of 09/30/2022; assumes tax rate of 21.0%; fiscal year ends Dec. 31  Highly preliminary & confidential – Illustrative Analyses for Discussion

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